UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 22, 2006 (September 20, 2006)
Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 589-3500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 20, 2006, Verso Technologies, Inc. (“Verso”), Telemate.Net Software, Inc. (“Telemate”) and Verso Verilink, LLC (“Verilink” and, collectively with Verso and Telemate, the “Company”) entered into a Security Agreement (the “Security Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) which provides for a three-year, $14.0 million revolving credit facility with Laurus. The credit facility with Laurus replaces the Company’s prior $10.0 million credit facility with Silicon Valley Bank.
     The credit facility with Laurus consists of two tranches: (i) an $8.0 million tranche, the availability of which is subject to a borrowing base (“Tranche A”); and (ii) a $6.0 million tranche, of which $4.0 million is immediately available and the remainder of which will be available when Verso generates EBITDA (earnings before interest, income taxes, depreciation and amortization and non-cash stock compensation expense) in excess of $500,000 in any one fiscal quarter (“Tranche B”). Borrowing availability under Tranche B is not subject to a borrowing base.
     Borrowing ability under Tranche A is determined pursuant to a formula which is based on the value of the Company’s eligible accounts receivables and inventory and borrowings under Tranche A accrue interest at a rate of prime rate plus 2%, provided that the interest rate shall not be less than 9%. Borrowing ability under Tranche B is available immediately but the $6.0 million availability limit under Tranche B will be reduced by $187,500 per month beginning February 1, 2007, and borrowings under Tranche B accrue interest at a fixed rate of 15%. Borrowings under the credit facility shall be made first under Tranche B to the extent of availability thereunder and then under Tranche A to the extent of availability thereunder.
     The Company’s obligations under the credit facility are secured by a first priority security interest in all of the Company’s assets and a pledge of all of the outstanding equity interests of Telemate and Verilink.
     In connection with the credit facility, Verso issued to Laurus (i) a five-year warrant to purchase 600,000 shares of Verso’s common stock (the “Common Stock”), at an exercise price of $.01 per share; and (ii) a five-year warrant to purchase 1,321,877 shares of Common Stock at an exercise price of $0.91 per share, which is the average closing price of the Common Stock on the The Nasdaq Capital Market for the ten-trading day period immediately prior to the closing of the credit facility (collectively, the “Warrants”). The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment for stock splits, stock dividends, recapitalizations and similar corporate events but not for any other dilutive events. Verso has also agreed to issue to Laurus a five-year warrant to purchase 660,939 shares of Common Stock at an exercise price of $0.91 per share (the “Additional Warrant”) upon the earlier of (i) the date which is 18 months after the date of the closing of the credit facility and (ii) the date upon which the borrowing availability under Tranche B equals $6.0 million (without regard to the monthly deductions thereto commencing on February 1, 2007). If issued, the Additional Warrant shall be on substantially the same terms as the Warrant to purchase 1,321,877 shares of Common Stock. Verso also agreed to file no later than 60 days after the closing of the credit facility a registration statement with the Securities and Exchange Commission to register pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the resale of the shares Common Stock issuable upon exercise of the Warrants.
     In connection with the credit facility and to evidence the transactions contemplated thereby, the Company also entered into an Intellectual Property Security Agreement, a Stock Pledge Agreement, a Secured Non-Convertible Tranche A Revolving Note and a Secured Non-Convertible Tranche B Revolving Note, and Verso entered into a Registration Rights Agreement.

     Pursuant to the Security Agreement, the Company paid Laurus Capital Management, LLC, an affiliate of Laurus, a fee of 3.5% of the total investment amount, or $490,000, plus expenses.
Item 3.02 Unregistered Sales of Equity Securities.
     On September 20, 2006, Verso issued to J.P. Turner & Company, LLC (“Agent”) a five-year warrant to purchase 192,000 shares of Common Stock at an exercise price of $1.25 per share as partial consideration for business advisory services rendered to Verso (the “Turner Warrant”). The exercise price of the Turner Warrant and the number of shares of Common Stock issuable upon exercise of the Turner Warrant are subject to adjustment for stock splits, stock dividends, recapitalizations and similar corporate events but not for any other dilutive events. The Turner Warrant was issued without registration under the Securities Act, in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act (“Section 4(2)”). Verso based such reliance upon factual representations made to it by Agent regarding Agent’s investment intent and sophistication, among other things.
     The Warrant and the Additional Warrant were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Rule 506 of Regulation D (“Regulation D”) promulgated pursuant to Section 4(2) of the Securities Act. Verso based such reliance upon representations made by Laurus regarding Laurus’ investment intent, sophistication and status as an “accredited investor,” as defined in Regulation D, among other things.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Juliet M. Reising
Juliet M. Reising, Chief Financial Officer
and Executive Vice President

Dated: September 22, 2006